Exhibit 99.1

         ProAssurance Reports Results for Third Quarter 2004

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nov. 9, 2004--ProAssurance
Corporation (NYSE:PRA): SUMMARY

    ProAssurance Corporation reports Net Income of $51.3 million, or $1.75 per diluted share for the first nine months of 2004, continuing the Company's strong improvement in Net Income during 2004. For the third quarter Net Income was $19.5 million, or $0.66 per diluted share. ProAssurance's consolidated combined ratio was 99.6% for the quarter, reinforcing management's expectation of underwriting profitability for the year. Cash flow from operations remains a highlight, reaching $285 million so far in 2004.
    ProAssurance Corporation today reported its results for the nine months and quarter ended September 30, 2004:


Unaudited Consolidated Financial Summary:
(in thousands, except per share and ratio data)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                 2004      2003      2004      2003
                               ------------------- -------------------
Gross Premiums Written         $217,812  $196,750  $600,295  $557,216
                               ========= ========= ========= =========
Net Premiums Written           $198,370  $180,620  $538,085  $497,834
                               ========= ========= ========= =========
Net Premiums Earned            $175,346  $165,430  $509,086  $451,310
                               ========= ========= ========= =========
Net Investment Income          $ 22,659  $ 18,301  $ 63,192  $ 53,393
                               ========= ========= ========= =========
Net Realized Investment Gains  $  3,063  $  1,436  $  7,346  $  4,149
                               ========= ========= ========= =========
Total Revenues                 $201,895  $186,189  $582,693  $513,424
                               ========= ========= ========= =========
Guaranty Fund Assessments      $    171  $    (48) $    704  $    426
                               ========= ========= ========= =========
Interest Expense               $  1,902  $  1,188  $  4,537  $  2,257
                               ========= ========= ========= =========
Total Expenses                 $176,538  $173,714  $512,212  $481,787
                               ========= ========= ========= =========
Net Income                     $ 19,518  $  9,735  $ 51,302  $ 24,876
                               ========= ========= ========= =========
Net Cash Provided by
 Operations                    $113,191  $ 77,773  $284,784  $217,772
                               ========= ========= ========= =========
Weighted average number of
     common shares outstanding
         Basic                   29,182    28,967    29,153    28,935
         Diluted                 29,400    29,165    29,395    29,108

Earnings per share
  Net Income per share (basic) $   0.67  $   0.34  $   1.76  $   0.86
                               ========= ========= ========= =========
  Net Income per share
   (diluted)                   $   0.66  $   0.33  $   1.75  $   0.85
                               ========= ========= ========= =========

Net Loss Ratio                     82.3%     88.1%     83.1%     89.1%
Expense Ratio                      17.3%     16.0%     17.2%     17.1%
                               --------- --------- --------- ---------
Combined Ratio                     99.6%    104.1%    100.3%    106.2%
                               ========= ========= ========= =========
Operating Ratio                    86.7%     93.0%     87.9%     94.4%
                               ========= ========= ========= =========

    This quarter marks the first time since year-end 1999 that we've reached underwriting profitability. We've achieved this goal by focusing on adequate pricing and disciplined underwriting, while continuing to exceed our customers' expectations in delivering services such as claims handling. Barring any unforeseen events, we expect a consolidated combined ratio below 100% for 2004, and we're optimistic that things will be better in the years ahead.


Unaudited Balance Sheet Highlights:
(in millions, except per share data)

                              September 30, 2004    December 31, 2003
                              ------------------    -----------------
Stockholders' Equity              $     594            $     546
Total Investments                 $   2,376            $   2,056
Total Assets                      $   3,217            $   2,879
Policy Liabilities                $   2,406            $   2,173
Book Value per Share              $   20.34            $   18.77

    There was no prior-year reserve development in Professional Liability during the quarter. There was $3.4 million of favorable net reserve development in Personal Lines during the quarter, bringing favorable net reserve development to $8.9 million so far in 2004, all of which has been in the Personal Lines segment.
    Our stockholders' equity included net unrealized after-tax gains in the investment portfolio of $28.8 million, compared to $34.4 million at December 31, 2003. The increase in Net Income more than offset a decrease in net unrealized gains since the end of 2003, resulting in Book Value per share of $20.34 at September 30, 2004.
    We have Total Goodwill of $23.7 million, with $15.5 million related to the consolidation that formed ProAssurance in 2001, and $7.6 million attributable to our acquisition of a subsidiary last year.
    We believe our results so far in 2004 set the stage for continued improvement in the future, allowing us to maintain exceptional financial strength. We are especially pleased to reiterate our confidence in the strength of our loss reserves.

Rating Agency Actions

    In the third quarter Standard & Poor's revised their outlook for ProAssurance to "Stable" as they affirmed the "A-" rating they assign to ProAssurance and our two key professional liability insurance subsidiaries, The Medical Assurance Company and ProNational Insurance Company. Earlier in the year A. M. Best affirmed its "A-" (Excellent) rating and "Stable" outlook for ProAssurance and Fitch Ratings initiated coverage of ProAssurance with an "A-" rating and a "Stable" outlook.

    Professional Liability Segment

    Our core professional liability companies are The Medical Assurance Company, ProNational Insurance Company, and Red Mountain Casualty Insurance Company. We also write professional liability business through Medical Assurance of West Virginia. Each company focuses on the delivery of professional liability insurance to physicians and surgeons, dentists, hospitals, and others involved in the delivery of health care.


Selected Segment Data:
(in thousands, except ratios)
                              Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                                2004      2003       2004      2003
                              -------------------  -------------------
Gross Premiums Written        $160,461  $145,526   $438,194  $411,342
                              ========= =========  ========= =========
Net Premiums Written          $148,452  $134,126   $395,449  $364,916
                              ========= =========  ========= =========
Net Premiums Earned           $129,175  $121,676   $373,337  $325,080
                              ========= =========  ========= =========
Net Investment Income         $ 19,480  $ 15,583   $ 54,569  $ 45,574
                              ========= =========  ========= =========
Net Realized Investment Gains $  1,725  $  1,431   $  4,608  $  4,043
                              ========= =========  ========= =========
Total Revenues                $150,641  $139,163   $433,774  $377,728
                              ========= =========  ========= =========
Total Expenses                $135,736  $132,500   $396,145  $366,800
                              ========= =========  ========= =========
Net Loss Ratio                    90.3%     95.5%      91.0%     97.9%
Expense Ratio                     14.8%     13.4%      15.1%     15.0%
                              --------- ---------  --------- ---------
Combined Ratio                   105.1%    108.9%     106.1%    112.9%
                              ========= =========  ========= =========
Operating Ratio                   90.0%     96.1%      91.5%     98.9%
                              ========= =========  ========= =========

    Our results in Professional Liability are indicative of our continued dedication to risk selection and pricing. Our year-to-date average renewal rate increase is 20%, two points higher than we reported through the first six months of the year and ahead of our expectations. This is due to an average renewal rate increase of 20.0% in the quarter. We renewed approximately 85% of expiring polices in the quarter, with many of the non-renewals being the result of our own underwriting actions. Our policyholder count is up slightly for the year and we are replacing risks that don't meet our standards with new insureds at what we believe are adequate prices. We continue to grow in states where we are comfortable with the rates and regulation, and we see continued opportunities for growth within our current business footprint.
    We finished the conversion to claims-made policies in the third quarter as we converted our last occurrence policies in Michigan. Policyholders whose occurrence policies converted to claims-made last year are now producing the expected increase in premiums. While claims-made policies start at lower rates than occurrence coverage for the same risk, those rates increase as the policies mature. Those step increases are in addition to our overall rate increases.

    Personal Lines Segment

    Our Personal Lines segment is comprised of MEEMIC Insurance
Company, which provides auto and homeowners' coverage for Michigan's educational employees and their families.


Selected Segment Data:
(in thousands, except ratios)
                              Three Months Ended    Nine Months Ended
                                 September 30,        September 30,
                                2004      2003       2004      2003
                              -------------------  -------------------
Gross Premiums Written        $ 57,351  $ 51,224   $162,101  $145,874
                              ========= =========  ========= =========
Net Premiums Written          $ 49,918  $ 46,494   $142,636  $132,918
                              ========= =========  ========= =========
Net Premiums Earned           $ 46,171  $ 43,754   $135,749  $126,230
                              ========= =========  ========= =========
Net Investment Income         $  2,645  $  2,612   $  7,942  $  7,644
                              ========= =========  ========= =========
Net Realized Investment Gains $     14  $      5   $     65  $    106
                              ========= =========  ========= =========
Total Revenues                $ 49,396  $ 46,920   $145,565  $135,521
                              ========= =========  ========= =========
Total Expenses                $ 38,900  $ 39,721   $114,530  $112,425
                              ========= =========  ========= =========
Net Loss Ratio                    59.8%     67.7%      61.3%     66.5%
Expense Ratio                     24.5%     23.0%      23.0%     22.5%
                              --------- ---------  --------- ---------
Combined Ratio                    84.3%     90.7%      84.3%     89.0%
                              ========= =========  ========= =========
Operating Ratio                   78.6%     84.7%      78.4%     82.9%
                              ========= =========  ========= =========

    There were no adverse weather events in the third quarter in Michigan which was the key to a good quarter for MEEMIC. Looking ahead, plans to expand into Wisconsin this year are on track.

    Conference Call Information

    We will discuss these results and our business outlook in a conference call at 11:00 am ET on Tuesday, November 9, 2004. Investors may participate by calling (877) 407-8289 or (201) 689-8341. The call will be webcast on the Investor Relations section at ProAssurance.com, and at StreetEvents.com. A telephone replay will be available through November 16, 2004 at (877) 660-6853 or (201) 612-7415 using account number 4400 and access code 120666. There will be an internet replay available through November 30, 2004 at the same websites.

    About ProAssurance

    ProAssurance Corporation is a specialty insurer with more than $3.2 billion in assets and over $740 million in gross written premiums. As the nation's fourth largest writer of medical professional liability insurance, our principal professional liability subsidiaries, The Medical Assurance Company, Inc., ProNational Insurance Company, and Red Mountain Casualty Insurance Company, Inc., are recognized leaders in developing solutions which serve the needs of the evolving health care industry. We are the tenth largest writer of personal auto coverage in Michigan through our subsidiary, MEEMIC Insurance Company. A.M. Best assigns a rating of "A-" (Excellent) to ProAssurance and our principal subsidiaries, Standard & Poor's assigns our principal professional liability carriers a rating of "A-" ("Strong), and Fitch assigns a rating of "A-" to our subsidiaries The Medical Assurance Company, ProNational Insurance Company and MEEMIC Insurance Company.

    Caution Regarding Forward-Looking Statements

    This news release contains historical information as well as forward-looking statements that are based upon our estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "hopeful," "intend," "may," "optimistic," "preliminary," "project," "should," "will," and similar expressions are intended to identify these forward-looking statements. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as Forward-Looking Statements. The principal risk factors that may cause actual results to differ materially from those expressed in the forward-looking statements are described in various documents we file with the Securities and Exchange Commission, including Form 10K for the year ended December 31, 2003 and Form 10Q for the most recent quarter. In view of the many uncertainties inherent in the forward-looking statements made in this document, the inclusion of such information should not be taken as representation by us or any other person that our objectives or plans will be realized. We expressly disclaim any obligation to update or alter our forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

    CONTACT: ProAssurance Corporation
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             foneil@ProAssurance.com